EXHIBIT 23.1

540 WALD STREET
IRVINE, CALIFORNIA 92618

HALL&COMPANY Certified Public Accountants, Inc.	(949) 910-HALL (4255)
TAX, FINANCIAL AND MANAGEMENT CONSULTING SERVICES	FAX (949) 910-4256

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form SB-2/A and related Prospectus of Bullion River Gold Corp. for the registration of 49,307,904 shares of its common stock and to the incorporation therein of our report dated March 31, 2005, with respect to the consolidated financial statements of Bullion River Gold Corp., included in its Annual Report on Form 10-KSB for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Hall & Company
Irvine, California
September 19, 2006